Exhibit 10.3
FOURTH AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This Fourth Amendment to Executive Employment Agreement (this “Amendment”) is made effective as of January 1, 2024 (the “Effective Date”) by and between Arbutus Biopharma, Inc. (the “Company”), and Michael McElhaugh (the “Executive”) (together the “Parties”).

RECITALS

A.    The Company and the Executive have entered into an Executive Employment Agreement effective as of July 10, 2015 (together, as amended, restated, supplemented, or otherwise modified prior to the date hereof, the “Employment Agreement”); and

B.    The Parties have agreed to make certain amendments to the Employment Agreement as set forth herein.

THEREFORE, in consideration of the mutual promises herein set forth and for other good and valuable consideration, the Parties agree as follows:

Section 1.     Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement unless the context shall otherwise require.

Section 2.      Amendments.

    (a)    Section 1 of the Employment Agreement is hereby amended and restated in its entirety as set forth below:

Position and Duties. The Executive will serve as Interim President and Chief Executive Officer of Arbutus Biopharma Corporation (the “Corporation”) and will have powers and duties consistent with such position as may from time to time be prescribed by the Board of Directors of the Corporation. The Executive will be employed by Arbutus Biopharma Inc., a subsidiary of the Corporation. As Interim President and Chief Executive Officer, the Executive shall devote his full working time and efforts to the business and affairs of the Corporation. Notwithstanding the foregoing, the Executive may manage his personal investments or engage in charitable or other community activities. During the term of his service as Interim President and Chief Executive Officer of the Corporation, the Executive will be nominated for election to the Board of Directors of the Corporation.

(b)    Section 2(a) of the Employment Agreement is hereby amended and restated in its entirety as set forth below:

(a)     Base Salary. The Executive’s base salary effective as of the Effective Date will be US$515,000 per year, which is based on the Executive’s position of Chief Operating Officer. The Executive’s base salary will be reviewed annually by the Board of Directors and is subject to increase but not decrease except for an across-the-board salary reduction affecting all senior executives of the Corporation. The base salary in effect at any given time is referred to as “Base Salary” and this Agreement need not be modified to reflect a change in Base Salary. The Base Salary is subject to withholding and payable in a manner that is consistent with the Corporation’s usual payroll practices for senior executives. During the time the Executive is serving as Interim President and Chief Executive Officer of the Corporation, the Executive will be entitled to an additional yearly stipend of $127,500, which shall be pro-rated by month and paid bi-weekly at the same time the Executive is paid his Base Salary. The Executive will not receive any additional compensation for service as a member of the Board of Directors of the Corporation.

(c)    Section 2(b) of the Employment Agreement is hereby amended by establishing the Target Bonus of the Executive to 45% of the Base Salary.

Section 3.     Term of Service.

(a)The Executive’s service as Interim President and Chief Executive Officer of the Corporation shall be at the sole discretion of the Board of Directors, who may terminate his service as Interim President and Chief Executive Officer upon written notice to the Executive (“Termination Date”). Upon the Board’s termination of the Executive’s service as Interim President and Chief Executive Officer of the Corporation, the Executive shall reassume his duties as Chief Operating Officer of the Corporation at the Base Salary and Target Bonus set forth in this Amendment. The Parties agree that the Executive’s resumption of his duties as Chief Operating Officer shall not constitute “Good Reason” as defined in the Employment Agreement. Should the Board of Directors appoint the Executive to serve as President and Chief Executive Offer of the Corporation on a non-interim basis, the Parties will enter into a new executive employment agreement to reflect any changes in compensation and other terms relating to such appointment.

(b)The Executive’s service as a member of the Board of Directors of the Corporation is subject to the Board of Directors’ election and removal provisions under the Corporation’s articles. Should the Executive be appointed to serve as President and Chief Executive Officer on a non-interim basis, the Executive shall continue to be nominated for election to the Board of Directors of the Corporation during the period he continues to serve in such capacity. Should the Board of Directors terminate the Executive as Interim President and Chief Executive Officer pursuant to Section 3(a) above, the Board of Directors also shall notify the Executive in writing at such time if the Board of Directors wishes the Executive to remain as a member following the Termination Date. Should the Board of Directors notify the Executive that it does not wish to have the Executive remain as a member following the Termination Date, the Executive agrees to tender his written resignation from the Board of Directors, effective as of the Termination Date.

Section 4.     Integration; Amendment; Governing Law. The Employment Agreement, as amended to date, constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Amendment may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company. This is a Pennsylvania contract and is to be construed under and be governed in all respects by the laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws principles of that state.

Section 5.     Counterparts. This Agreement may be executed in any number of counterparts, and by each party on separate counterparts, each of which counterparts, when so executed and delivered is to be taken to be an original; but those counterparts together constitute one and the same document. PDF, facsimile, scanned, and electronic signatures have the same legal effect as original ink signatures.

Section 6.     Voluntary Nature of Agreement. The Executive acknowledges and agrees that he is executing this Amendment voluntarily and without any duress or undue influence by the Company or anyone else. The Executive further acknowledges and agrees that he has carefully read this Amendment and that he has asked any questions needed for him to fully understand the terms, consequences, and binding effect of this Amendment. The Executive agrees that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Amendment.

The Parties are executing this Amendment as of the date set forth in the introductory paragraph.

ARBUTUS BIOPHARMA, INC.

By: _/s/ J. Christopher Naftzger_______________
Printed Name: J. Christopher Naftzger
Title: General Counsel & Chief Compliance Officer

EXECUTIVE

_/s/ Michael J. McElhaugh_____________________

Printed Name: Michael J. McElhaugh